Exhibit 10.4


                                 PROMISSORY NOTE



TO:      Brave Lion (HK) Co., Ltd.
         Room 1908, Harbour Center
         25 Harbour Road, Wanchai
         Hong Kong

For value received, in respect of our purchase of 5.75% of the total issued and outstanding shares Qingdao Haier Pharmaceutical Co., Ltd. from you and the subsequent legal transfer of these shares to us, as per our Share Ownership Purchase and Transfer Agreement dated May 30, 2001, we hereby promise to pay you the amount of USD $739,300 (U.S. Dollars Seven hundred and thirty-nine thousand and three hundred only), on or before November 30, 2001.

Issued this 30th day of May, 2001.


/s/ Mahmoud S. Aziz
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For and on behalf of
SINO PHARMACEUTICALS CORPORATION